  As filed with the Securities and Exchange Commission on February ____, 1999.

                                                   Registration No. ____________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                              BECKMAN COULTER, INC.
             (Exact name of registrant as specified in its charter)
                               -------------------

           Delaware                                              95-1040600
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


               4300 North Harbor Boulevard, Fullerton, California
               92834-3100 (Address of principal executive offices)


                       BECKMAN COULTER, INC. SAVINGS PLAN
                            (Full title of the plan)


                              William H. May, Esq.
             Vice President, General Counsel and Corporate Secretary
                              Beckman Coulter, Inc.
                           4300 North Harbor Boulevard
                        Fullerton, California 92834-3100
                     (Name and address of agent for service)
                               -------------------

   Telephone number, including area code, of agent for service: (714) 871-4848
                               -------------------


                         CALCULATION OF REGISTRATION FEE


                                                  Proposed         Proposed
                                                  maximum          maximum
Title of                      Amount              offering         aggregate              Amount of
securities                    to be               price            offering               registration
to be registered              registered          per unit         price                  fee
-------------------------------------------------------------------------------------------------------
Common Stock, par             2,000,000(1)(2)     $49.46875(3)     $98,937,500.00(3)     $27,504.63(3)
value $.10 per share          shares

Interests in the Plan                --               --              --                       --

-------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of shares and rights, and interests in the Beckman Coulter, Inc. Savings Plan (the "Plan") which by reason of certain events specified in the Plan may become subject to the Plan and which may be offered or sold pursuant to the Plan.

(2) Each share is accompanied by a common share purchase right pursuant to the registrant's Rights Agreement, dated March 28, 1989, as amended, with First Chicago Trust Company of New York, as Rights Agent.

(3) Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on February 5, 1999, as reported on the New York Stock Exchange and published in the Western Edition of The Wall Street Journal.

    The Exhibit Index included in this Registration Statement is at page 7.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


      The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT*


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission are incorporated herein by reference:

      (a) The Registration Statement on Form S-8, as amended, of Beckman Instruments, Inc. relating to the Plan (formerly the Beckman Instruments, Inc. Savings and Investment Plan) filed with the Commission on September 1, 1992 (registration number 33-51506).

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the original issuance of the Common Stock registered hereby is passed on for Beckman Coulter, Inc. ("the Company") by William H. May, Vice President, General Counsel and Secretary of the Company. Mr. May is compensated by the Company as an employee, is the beneficial owner of shares of the Company's Common Stock, is the holder of options to acquire shares of the Company's Common Stock, and is eligible to participate in the Plan.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Fourth Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit.

      The Company's Fourth Restated Certificate of Incorporation and Bylaws provide generally that each person who is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL. Section 145 of the DGCL permits a corporation, subject to certain limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or was serving in any of such capacities for another entity at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and certain settlements actually and reasonably incurred by such person.

      The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

ITEM 8.     EXHIBITS

            See the attached Exhibit Index on page 7.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on February 4, 1999.

                              BECKMAN COULTER, INC.


                              By: /s/ JOHN P. WAREHAM
                                  ------------------------------------------
                                  John P. Wareham
                                  Its: Chairman, President and Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints John P. Wareham, Dennis K. Wilson, Fidencio M. Mares, and James T. Glover, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        SIGNATURE                           TITLE                               DATE
        ---------                           -----                               ----



/s/ JOHN P. WAREHAM            Chairman, President and Chief                February 4, 1999
------------------------       Executive Officer
John P. Wareham                (Principal Executive Officer)



/s/ DENNIS K. WILSON           Vice President, Finance & Chief              February 4, 1999
------------------------       Financial Officer
Dennis K. Wilson               (Principal Financial Officer)



/s/ JAMES T. GLOVER            Vice President and Controller                February 4, 1999
------------------------       (Controller)
James T. Glover


/s/ HUGH K. COBLE              Director                                     February 4, 1999
------------------------
Hugh K. Coble


/s/ CAROLYNE K. DAVIS          Director                                     February 4, 1999
------------------------
Carolyne K. Davis


/s/ PETER B. DERVAN            Director                                     February 4, 1999
------------------------
Peter B. Dervan


/s/ RONALD W. DOLLENS          Director                                     February 4, 1999
------------------------
Ronald W. Dollens


/s/ CHARLES A. HAGGERTY        Director                                     February 4, 1999
------------------------
Charles A. Haggerty


/s/ GAVIN S. HERBERT           Director                                     February 4, 1999
------------------------
Gavin S. Herbert


/s/ VAN B. HONEYCUTT           Director                                     February 4, 1999
------------------------
Van B. Honeycutt


/s/ WILLIAM N. KELLEY          Director                                     February 4, 1999
------------------------
William N. Kelley


/s/ C. RODERICK O'NEIL         Director                                     February 4, 1999
------------------------
C. Roderick O'Neil


/s/ BETTY WOODS                Director                                     February 4, 1999
------------------------
Betty Woods

                                   SIGNATURES

            THE PLAN. Pursuant to the requirements of the Securities Act, the Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on February 4, 1999.

                                  BECKMAN COULTER, INC. SAVINGS PLAN


                                  By:  The Beckman Coulter, Inc. Benefits
                                       Committee


                                       By: /s/ FIDENCIO M. MARES
                                           -------------------------------------
                                           Fidencio M. Mares

                                       Its: Chairman
                                            ------------------------------------

                                  EXHIBIT INDEX


Exhibit
Number    Description
-------   -----------


4.1 Beckman Coulter, Inc. Savings Plan (Amended and Restated as of September 1, 1998).

4.2 Agreement of Trust, dated as of August 26, 1998, between Beckman Coulter, Inc. and T. Rowe Price Trust Company.

4.3 Rights Agreement, dated as of March 28, 1989, between Beckman Instruments, Inc. and Morgan Shareholder Services Trust Company, as Rights Agent, filed as Exhibit 4 to Beckman Instruments, Inc.'s Form 8-K dated April 13, 1989, and incorporated herein by this reference.

4.4 First Amendment to Rights Agreement, dated as of June 24, 1992, between Beckman Instruments, Inc. and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), filed as Exhibit 1 to Beckman Instruments, Inc.'s Form 8-K dated July 1, 1992, and incorporated herein by this reference.

4.5 Rights Agreement, dated as of February 4, 1999, between Beckman Coulter, Inc. and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4 to Beckman Coulter, Inc.'s Form 8-K dated February 8, 1999, and incorporated herein by this reference.

5.1       Opinion of Company Counsel (opinion re legality).

5.2       Opinion of O'Melveny & Myers LLP (ERISA Opinion).

15.       KPMG LLP Letter Regarding Unaudited Financial Information.

23.1      Consent of KPMG LLP (consent of independent auditors).

23.2      Consent of Company Counsel (included in Exhibits 5.1 and 5.2).

24. Power of Attorney (included in this Registration Statement under "Signatures").